Global Pharm Holdings Group, Inc. Discontinues Voluntary Filing with the SEC

SHENZHEN, CHINA, March 12, 2012/PRNewswire-Asia/ - Global Pharm Holdings Group, Inc. (OTCBB: GPHG) (“Global Pharm” or the “Company”), a growing vertically integrated pharmaceutical company engaged in the distribution of pharmaceutical-related products, Traditional Chinese Medicine (“TCM”) processing, and herbal cultivation and sales in China through its subsidiaries in Anhui, Jilin, Guangdong and Shandong provinces, announced today that it would discontinue the voluntary filing of current and periodic reports with the U.S. Securities and Exchange Commission. As a result, the trading of the securities of Global Pharm on the OTC Bulletin Board will cease, although trading may continue in the OTC Pink Market.

Yin Yunlu, Chairman and Chief Executive Officer of the Company commented, "After careful consideration with our shareholders, Board of Directors, management team and professional advisors, we have decided to exit the U.S. equity market, reorganize our corporate structure and pursue further financing. In light of the relative illiquidity of our equity securities in the U.S. market, and the lack of a near-term opportunity for public financing through the U.S. capital markets, we believe this strategy is in the best interests of our shareholders."

About Global Pharm

Global Pharm Holdings Group, Inc., a growing integrated pharmaceutical company, is engaged in the distribution of pharmaceutical-related products, Traditional Chinese Medicine (TCM) processing, and herbal cultivation and sales in China. The Company focuses on building regional distribution channels, as well as a local capillary sales network with a high-margin product portfolio. Currently, its sales network covers Shandong, Jilin, Anhui and Guangdong provinces. Global Pharm seeks to establish an integrated value chain in the pharmaceutical industry through strategic acquisitions within the TCM production, pharmaceutical distribution and retail sectors. For further information, please visit the Company's corporate website at http://www.globalpharmholdings.com.

Forward-looking Statements

Certain statements set forth in this press release contain or may contain forward-looking statements and information that are based upon beliefs of, and information currently available to, our management as well as estimates and assumptions made by our management. Such statements reflect the current view of our management with respect to future events and are subject to risks, uncertainties, assumptions and other factors as they relate to our industry, our operations and results of operations, plans for future facilities, capital-expenditure plans and any businesses that we may acquire. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the U.S. federal securities laws, we do not intend to update any of the forward-looking statements to conform them to actual results.

For Additional Information Contact

Global Pharm Holdings Group, Inc.

Ms. Susan Liu

Phone: +86-755-3693-9373

Email: susanliu@globalpharmholdings.com